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                                                                   EXHIBIT 10.18

SUBLEASE AND SERVICE AGREEMENT


     THIS AGREEMENT is made and entered into by and between Advanced Modular Power Systems, Inc., a corporation ("Sublessor") and Genomic Solutions, Inc., a corporation ("Sublessee") as of January 1, 2001. This Agreement also has a signed and executed Appendix which is made a part of this Agreement.

WITNESSETH:

     WHEREAS, Sublessor presently leases the following described premises under that certain Master Lease dated January 1, 1999, between Highland Industrial Properties, L.L.C., as Landlord, (hereinafter called "Landlord") and Sublessor as tenant (hereinafter the "Lease"), a copy of which Lease has been received by
Sublessee:

     2250 square feet of space (includes allocation of common areas) at 4370 Varsity Drive, Ann Arbor, Michigan 48108, including one (1) office and twelve (12) cubicles (hereinafter the "Premises");

and

     WHEREAS, Sublessor now desires to sublease the Premises to Sublessee, and Sublessee desires to sublease all of the agreed to space on Premises from Sublessor.

     NOW, THEREFORE, in consideration of the sum of $ 10.00, the receipt and sufficiency of which is hereby acknowledged, the parties hereto do hereby agree as follows:

     1. Grant. Sublessor hereby subleases to Sublessee, its successors and assigns, all of its right, title and interest in and to the Premises; TO HAVE AND TO HOLD THE SAME unto Sublessee, its successors and assigns, from and after January 1, 2001, through December 31, 2001, unless terminated as hereinafter provided, subject to the rental, terms, covenants and conditions contained herein. In addition to the Premises, Sublessee shall have access, in common with others, to the common facilities, the reception area, receiving and shipping areas, conference rooms, employee cafeteria, and storage areas.

     2. Rent. From and after January 1, 2001, Sublessee hereby agrees to pay monthly in advance on the first day of each month the sum of $4800 Rent ($25.60 per sq. ft) beginning January 1, 2001.(1) In addition, Sublessee shall pay its prorata share (based on the estimated life of the item compared to the term of the Sublease) of any major repairs or replacements.(2)

     3. Obligation to Landlord. Sublessee hereby agrees that the obligations herein assumed by Sublessee shall inure jointly and severally to the Landlord and to the Sublessor herein and to the successors and assigns of each. Sublessor shall promptly forward to Landlord all rents received from Sublessee pursuant to paragraph 2, together with such additional rental amounts necessary for full payment of the rent due under the Lease. In the event Sublessor defaults under the terms of the Lease, Sublessor shall indemnify and hold Sublessee harmless from and against any and all claims, liabilities, costs or expense, including reasonable attorneys' fees incurred by Sublessee as a result of Sublessor's default under the Lease. Sublessor grants and assigns to Sublessee the right to receive services and benefits as Tenant under the Lease.

         4. Lease. Sublessee's rights pursuant to the Sublease are subject and subordinate at all times to the Lease and to all of the covenants and agreements of the Lease, except as expressly modified by this Sublease.



--------

(1) The monthly rental rate is considered full service gross and no other expense shall be incurred by Sublessee except as defined within this Agreement.

(2) Sublessee shall have the right to review cost prior to assessment. Sublessee will pay pro rata share on a NET 30 basis.


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Sublessee shall not do anything in connection with Sublessee's use or occupancy of the Premises which would violate any Lease covenants or agreements. As to the Premises, Sublessee expressly assumes to be bound by all obligations, covenants and restrictions which are set forth in the Lease in the same manner as these obligations, covenants and restrictions are binding upon Sublessor, as Tenant under the Lease, except as expressly modified by this Sublease. Except as modified hereby, Sublessee shall perform all of Sublessor's duties and obligations under the Lease which relate to the Premises. Sublessor shall have the same rights against Sublessee with respect to this Sublease as the Landlord has against the Sublessor, as Tenant, pursuant to the Lease. The Landlord, under the Lease, or the Sublessor may enforce against Sublessee, each in its own capacity, any of the rights granted to the Landlord or hereunder pursuant to the Lease, except as expressly modified by this Sublease. Sublessor may not grant to Sublessee, and nothing in the Sublease shall be construed or interpreted to grant, any greater rights than the Sublessor has received as Tenant from the Landlord pursuant to the Lease. Sublessee does not have any greater rights against Sublessor with respect to this Sublease or the Premises than Sublessor has as Tenant against the Landlord with respect to the Lease and the Premises.

     5. Services. Sublessor shall provide Sublessee with telephone instruments and use of switch, utilities (including high purity distilled water), janitorial services, ordinary maintenance and repair as part of the Base Rent for ordinary office use. Sublessee shall pay for the cost of repairing or replacing the telephone instruments or other equipment which become damaged or inoperable due to Sublessee's use. Sublessee shall pay for its telephone service beyond reasonable local calls, including all international calls.

     6. Assignment and Subletting. Sublessee shall not voluntarily, by operation of law, or otherwise, assign or permit to be assigned this Sublease or any interest herein or sublease the Premises or any part thereof without written consent of the Landlord and Sublessor. Sublessor's consent shall not be unreasonably withheld or delayed. Sublessee shall have the right, without Sublessor's approval to assign or sublease all or any part of the premise to any parent, subsidiary, affiliated company or entity into which it is merged.

     7. Default. The failure to comply with any of the terms and conditions hereof by Sublessee shall constitute a default hereunder. In addition, any act or omission by Sublessee which could constitute a default by Sublessor as Tenant under the Lease shall constitute a default by Sublessee under this Sublease. Sublessor has the right, but not the obligation, to cure any act or omission by Sublessee which would constitute a default under the Lease or could after notice and the passage of time, constitute a default under the Lease and to recover from the Sublessee the costs incurred by Sublessor, including attorneys' fees, in curing the act or omission by Sublessee. All remedies provided by the Lease which are hereby expressly incorporated by reference, shall be available to Sublessor against Sublessee in the event of default. Failure to perform any covenant, term or condition hereof which is not cured within ten (10) days after receipt of written notice by Sublessee from Sublessor shall constitute a default under the Lease and hereunder and entitle Sublessor to all rights of the Landlord under the Lease or at law. In the event of default by Sublessor under the Lease, Sublessee shall attorn to Landlord at Landlord's request. Sublessee shall have all rights against Sublessor as Tenant has against Landlord under the terms of the Lease.

     8. Restoration of Premises. No alterations or improvements to the Premises shall be made without the prior written consent of the Landlord and of the Sublessor. All fixtures, equipment, improvements and installations (Property) attached to, or built into, the Premises at the commencement of, or during the term of, the Sublessee shall, upon termination of this Sublease, and without any obligation of Sublessor to compensate Sublessee therefor, be and remain part of the Premises and be deemed the property of Sublessor, provided that Sublessee shall have the obligation to remove any of its trade fixtures, furniture and equipment and such alterations and improvements made during the term hereof if so requested by Sublessor. In the event of such removal, Sublessee agrees to promptly reimburse Sublessor for the cost of necessary repairs required as the result of damage done to the Premises or the Building. Any of the Sublessee's property not removed at the expiration or termination of the Lease shall remain the property of the Sublessor.

     9. Security. Sublessor has a current contract with the Department of Energy and Lockheed Martin which is currently interpreted as being subject to ITAR (International Trafficking in Arms Regulations). Sublessor does not do any Classified Research. However, ITAR require that access to technical information and materials for the project in question be restricted to United States citizens and permanent residents of the United States (green cards). Sublessee agrees that in the event that it has employees or visitors that are not either United States citizens or permanent residents of the United States, they will identify them to Sublessor upon entry. Sublessor will provide


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identification which will be worn by such employees or visitors at all times while on the premises in order to demonstrate their status. Further, Sublessee agrees to instruct Sublessee's staff and visitors to respect the posted signs and not to enter into areas into which entry is limited to certain authorized personnel. Sublessee agrees that it will further instruct its staff that after ordinary business hours, entry to restricted areas will be limited to those persons to whom entry is specifically permitted.

     10. Insurance. Sublessee, at its sole expense, will obtain and maintain at all times until termination of this Sublease and surrender of the Premises to Sublessor, a primary policy of insurance covering the Premises and providing the insurance protection described in this Section. The liability coverage under the primary policy will name Sublessor and Landlord as additional insured parties, and will provide comprehensive general public liability insurance including blanket contractual coverage against claims for or arising out of bodily injury, death or property damage, occurring in, on or about the Premises or property in, on or about the streets, sidewalks or properties adjacent to the Premises. The limits of coverage will be, initially, if dual limits are provided, not less than One Million Dollars ($1,000,000.00) with respect to injury or death of a single person, not less than One Million Dollars ($1,000,000.00) with respect to any one occurrence and not less than One Million Dollars ($1,000,000.00) with respect to any one occurrence of property damage, or, in the alternative, a single limit policy in the amount of One Million Dollars ($1,000,000.00). The insurance policy or policies to be provided by Sublessee hereunder shall be issued by an insurance company or companies having an A.M. Best Company rating of not less than "A". Each policy procured by Sublessee under this Section must provide for at least thirty (30) days written notice to Sublessor of any cancellation. Sublessee shall provide evidence satisfactory to Sublessor of such insurance.

     11. Environmental Matters. Sublessee shall be fully responsible, at its own expense, for the control and appropriate handling of any hazardous or toxic (including radioactive) chemicals, materials or other substances used or stored on the Premises in connection with Sublessee's business conducted therein. Sublessor shall be fully responsible, at its own expense, for the control and appropriate handling of any hazardous or toxic (including radioactive) chemicals, materials or other substances on the Premises. Sublessee shall not spill, introduce, discharge or bury any hazardous or toxic chemical, substance or contaminant of any kind in, on, or under the Premises or any portion thereof, or permit the discharge thereof into the sanitary or storm sewer or water system serving the Premises, or into any municipal or other governmental water system or storm and/or sanitary sewer system without first obtaining the written license, permit or other approval of all governmental agencies having jurisdiction there over, and in any event Sublessee shall employ all appropriate safeguards and procedures necessary or appropriate to protect such systems from contamination. Sublessee shall undertake, at its expense, any necessary and/or appropriate cleanup process in connection with any breach of the foregoing covenant, and without limiting Sublessee's other indemnity or insurance obligations under this Sublease, Sublessee shall indemnify and hold harmless Sublessor and Landlord from and against all liability, whether direct, indirect, consequential or otherwise, arising from any incident or occurrence on or about the Premises during Sublessee's occupancy pertaining to any hazardous or toxic chemical, substance or contaminant caused by or permitted to occur by Sublessee. The obligation of Sublessee under this Section, including expressly but without limitation the foregoing indemnity, shall survive the expiration or earlier termination of this Sublease, anything to the contrary contained herein notwithstanding. Sublessor will provide warranties concerning the absence of hazardous materials currently and will be responsible for all costs associated with the removal of any that are present for the land and building throughout the Lease term if said materials are not as a result of Sublessee's activities.

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     12.  Notices. Any notice, consent, approval, agreement, certification, request, invoice, bill, demand, statement, acceptance or other communication hereunder ("Notice") shall be in writing and shall have been duly given or furnished if delivered personally or mailed in a postpaid envelope (registered or certified mail only) addressed to Sublessor or Sublessee at the address set forth below, or to such other address or addressee as either party may designate by a Notice given pursuant thereto:

     Sublessor:    Advanced Modular Power Systems, Inc.
                   4370 Varsity Drive
                   Ann Arbor, Michigan 48108
                   Attention: George Levy

     Sublessee:    Genomic Solutions, Inc.
                   4355 Varsity Drive, Suite E
                   Ann Arbor, MI 48108

     13. Termination. Either party may terminate this Sublease with 30 days advance notice, except that Lease may not be terminated prior to December 31, 2001 and Sublessee guarantees performance through that date.

     14. Interpretations and Meanings. All words used in this Sublease shall have the same meaning as the words used in the Lease, unless specifically defined to the contrary in the Sublease.

     15. Access. Sublessee shall have access to space 24 hours per day, 7 days per week. Sublessee shall have access to use of HVAC controls after normal business hours within reasonable usage.

     16. Current Status. Sublessor represents that as of the date of this Sublease it has not received notice of any default under the Master Lease, and that the Master Lease is in full force and effect without modification. Sublessor further represents that it will not voluntarily surrender the Premises or terminate the Master Lease without prior consent of the Sublessee.

     17. Holdover. In the event Sublessee shall wish to extend after the expiration or earlier termination of the term of this Sublease such tenancy shall be subject to approval of Sublessor and be for a month-to-month tenancy. During such tenancy Sublessee agrees to pay Sublessor 100 percent of the rate payable per Sublease during the last month of the lease term as set forth herein.

     18. Quiet Enjoyment. Sublessor covenants that as long as Sublessee shall pay rent and all other amounts Sublessee shall be required to pay hereunder within any applicable grace period and shall duly observe, perform, and comply with all of the terms, covenants and conditions of this Sublease on its part to be observed, performed, or complied with, Sublease shall subject to all the terms of the Master Lease and this Sublease, peaceably have, hold and enjoy the Premises during the Term without malestation or hindrance of Sublessor.

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     IN WITNESS WHEREOF, Sublessor and Sublessee have executed this instrument as of the date first above written.


                                    SUBLESSOR:


WITNESSES:                          ADVANCED MODULAR SYSTEMS, INC.


/s/                                 By:  /s/ George Levy
----------------------------           -----------------------------------

/s/                                 Its: Chairman
----------------------------            ----------------------------------



                                    SUBLESSEE:


                                    GENOMIC SOLUTIONS INC.
/s/                                 By: /s/ Steven J. Richvalsky
----------------------------           ---------------------------------

----------------------------        Its: Executive Vice President
                                         Chief Financial Officer
                                         Secretary and Treasurer




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CONSENT TO SUBLEASE




     The undersigned, in consideration of the covenants and agreements expressed in the above and foregoing Sublease, consents to the sublease of the above Lease from Sublessor to Sublessee above named, subject to the payment of all rent reserved therein and the performance of all covenants, conditions and terms therein contained, provided that nothing contained herein shall be construed as a release of the Sublessor of any obligations, duties or covenants contained in the Lease.


                                    LANDLORD:

                By:

                                        Printed Name:
                                    Its:




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APPENDIX TO GENOMIC SOLUTIONS, INC. LEASE OF 4370 VARSITY DRIVE

1.  Space Breakdown:

        Cubicle Space                              1650 sq. ft.
        Office & Common Area Space                  600 sq. ft.

        Total                                      2250 sq. ft.

Cubicle space (Cubicles 1 through 12).

Office is one front, windowed offices (Room 17). [All rooms as designated on the Building Plan, attached and part of this Appendix]. Lessee also has non-exclusive access to cafeteria, hallways, common rooms such as conference rooms and toilets, copy room, etc.

Furniture/Accessories

                         Sufficient phones for all space, offices and labs, segregated with reasonable local calls included in base rate

                         Name and Logo on entry door and entrance foyer Furniture, as needed for space

                           Desks

                           Chairs

                           Tables

                           Bookcases

                           Other furniture as may be needed and as available from AMPS

                           Nameplates/GSI on cubicle


/s/ George Levy                     Steven J. Richvalsky
-------------------------------     ---------------------------------------
for AMPS, Inc.  (Chairman)          for Genomic Solutions, Inc.
                                    Executive Vice President
                                    Chief Financial Officer
                                    Secretary and Treasurer